Exhibit 10.90

BEARINGPOINT, INC.

STOCK OPTION AGREEMENT

BearingPoint, Inc., a Delaware corporation (the “Company”), hereby grants to Harry L. You (the “Optionee”), pursuant to the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), a non-statutory Common Stock option to purchase from the Company the number of shares of its common stock, $0.01 par value (“Common Stock”), set forth in the Award Notice (the “Option”), at the price per share set forth in the Award Notice, upon and subject to the terms and conditions set forth below and in the Award Notice.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless the Optionee accepts this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Exercise of Option. (a) The Option shall become exercisable in accordance with the exercise schedule set forth in the Award Notice (the “Exercise Schedule”).

(b) If the Optionee’s employment with the Company terminates by reason of Disability, the Option shall be exercisable in full and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the Expiration Date.

(c) If the Optionee’s employment with the Company terminates by reason of Retirement, the Option shall continue to vest in accordance with the vesting schedule set forth in the Award Notice and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is one year after the Optionee’s date of death, provided the Optionee dies following termination of active employment by reason of Retirement, and (ii) the Expiration Date.

(d) If the Optionee’s employment with the Company terminates by reason of death, the Option shall be exercisable in full and may thereafter be exercised by the Optionee’s Legal Representative or Permitted Transferees, as the case may be, until and including the Expiration Date.

(e) If the Optionee’s employment with the Company terminates for any reason other than Disability, Retirement or death, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee’s termination of employment and may thereafter be exercised by the Optionee or the Optionee’s Legal Representative until and including the earlier to occur of (i) the date which is three months after the effective date of the Optionee’s termination of employment and (ii) the Expiration Date , provided, however, that on the termination of the Optionee’s employment by the Company without Cause or by the Optionee for Good Reason, the next portion of the Option that is scheduled to vest shall vest on the date of the Executive’s termination.

(f) If the Optionee dies during the period set forth in Section 2.2(b) following termination of employment by reason of Disability, or if the Optionee dies during the period set forth in Section 2.2(e) following termination of employment for any reason other than Disability or Retirement, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee’s Legal Representative or Permitted Transferees, as the case may be, until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

(g) Notwithstanding Sections 2.1 and 2.4 and the exercise periods set forth in the Award Notice and in subsections (b), (c), (d), (e) and (f) of this Section 2.2, in the event the Company is involved in a business combination, including a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a “Pooling Transaction”), in connection with which the Optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company:

(1) if the acquisition of the substitute option by the Optionee may be treated as a purchase for purposes of Section 16(b) of the Exchange Act and the Optionee’s employment with the Company is terminated for any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in substitution thereof) shall be exercisable to the extent set forth in the Award Notice and above in this Section 2.2 until and including the latest to occur of (i) the date determined pursuant to the then applicable subsection (b), (c), (d), (e) or (f) of this Section 2.2, (ii) the date which is seven months after the consummation of such business combination and (iii) the Expiration Date; or

(2) if the Optionee is restricted from disposing of a security (or security underlying a security) issued in connection with the Pooling Transaction and the purpose of such restriction is to ensure that the Pooling Transaction is accounted for as a pooling of interests (the “Pooling Restriction”) and the Optionee’s employment with the Company is terminated for any reason during the nine-month period beginning three months prior to the consummation of such business combination, then the Option (or option in substitution thereof) shall be exercisable to the extent set forth in the Award Notice and above in this Section 2.2 until and including the latest to occur of (i) the date determined pursuant to the then applicable subsection (b), (c), (d), (e) or (f) of this Section 2.2, (ii) the date which is one month after the date of expiration of the Pooling Restriction and (iii) the Expiration Date.

(h) Change in Control

(1) In the event of a Change in Control in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, this Option shall immediately become exercisable in full and there shall be substituted for each share of Common Stock available under this Option, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share shall be appropriately adjusted by the Compensation Committee of the Board (the “Committee”) whose determination shall be final, binding and conclusive, such adjustments to be made without an increase in the aggregate purchase price or base price.

(2) In the event of any Change in Control other than a Change in Control in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, the Option shall immediately become exercisable in full and shall be surrendered to the Company by the Optionee, the Option shall immediately be cancelled by the Company, and the Optionee shall receive, within 10 days of the occurrence of a Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to the Option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Common Stockholders of the Company in the transaction whereby the Change in Control took place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the Option. The Company shall cooperate with the Optionee to assure that any cash payment in accordance with the foregoing is made in compliance with Section 16 of the Exchange Act and the rules and regulations thereunder.

(3) “Change in Control” shall mean:

(A) a sale or transfer of all or substantially all of the assets of the Company on a consolidated basis in any transaction or series of related transactions;

(B) any merger, consolidation or reorganization to which the Company is a party, except for a merger, consolidation or reorganization in which the Company is the surviving corporation and, after giving effect to such merger, consolidation or reorganization, the holders of the Company’s outstanding equity (on a fully diluted basis) immediately prior to the merger, consolidation or reorganization will own in the aggregate immediately following the merger, consolidation or reorganization the Company’s outstanding equity (on a fully diluted basis) either (i) having the ordinary voting power to elect a majority of the members of the Company’s board of directors to be elected by the holders of Common Stock and any other class which votes together with the Common Stock as a single class or (ii) representing at least 50% of the equity value of the Company as reasonably determined by the Board;

(C) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the holders of the Company’s equity, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and provided further, that no individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by any individual, entity or group (a “Person”) other than the Board, including any “person” within the meaning of Section 13(d) of the Exchange Act , for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board; or

(D) any Person acquires beneficial ownership of 30% or more of the outstanding equity of the Company generally entitled to vote on the election of directors.

2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by the Optionee (a) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefore in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) by a combination of (i) and (ii), and (b) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (iv). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the full purchase price therefore and any withholding taxes thereon, as described in Section 3.3, have been paid.

2.4. Termination of Option. (a) Subject to Section 2.2(g), in no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Sections 2.2 or 2.5 or exercised pursuant to Section 2.3, on the Expiration Date.

(b) In the event that rights to purchase all or a portion of the shares of Common Stock subject to the Option expire or are exercised, cancelled or forfeited, the Optionee shall, upon the Company’s request, promptly return this Agreement to the Company for full or partial cancellation, as the case may be; provided, however, that such cancellation shall be effective regardless of whether the Optionee returns this Agreement. If the Optionee continues to have rights to purchase shares of Common Stock hereunder, the Company shall, within 10 days of the Optionee’s delivery of this Agreement to the Company, either (i) mark this Agreement to indicate the extent to which the Option has expired or been exercised, cancelled or forfeited or (ii) issue to the Optionee a substitute option agreement applicable to such rights, which agreement shall otherwise be substantially similar to this Agreement in form and substance.

2.5. Termination of Option and Forfeiture of Option Gain. (a) If the Optionee:

(1)	breaches any covenant concerning confidentiality or intellectual property or concerning noncompetition or nonsolicitation of clients,

prospective clients or personnel of the Company and its affiliates to which the Optionee is or may become a party in the future; or

(2)	is terminated for “Cause,” as defined in Section 4.3;

then, in addition to and without in any way limiting any remedies under any of the covenants described above in this Section 2.5(a) or otherwise and any other provable damages, the Option shall terminate automatically (if not previously terminated) on the date the Optionee commits such breach or is terminated for “Cause” and the Optionee shall pay the Company, within five business days of receipt by the Optionee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Common Stock purchased pursuant to each exercise of the Option occurring within three months prior to the date the Optionee commits such breach or is terminated for “Cause” (without reduction for any shares of Common Stock delivered by the Optionee or withheld by the Company pursuant to Section 2.3 or Section 3.3) by the difference between (i) the Fair Market Value of a share of Common Stock on the date of such exercise and (ii) the purchase price per share of Common Stock set forth in the Award Notice.

(b) The Optionee may be released from the Optionee’s obligations under Section 2.5(a) only if and to the extent the Committee determines in its sole discretion that such a release is in the best interests of the Company.

(c) The Optionee agrees that by executing the Award Notice the Optionee authorizes the Company and its Subsidiaries to deduct any amount or amounts owed by the Optionee pursuant to Section 2.5(a) from any amounts payable by the Company or any Subsidiary to the Optionee, including, without limitation, any amount payable to the Optionee as salary, wages, vacation pay or bonus. This right of setoff shall not be an exclusive remedy and the Company’s or a Subsidiary’s election not to exercise this right of setoff with respect to any amount payable to the Optionee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Optionee or any other remedy.

3. Additional Terms and Conditions of Option.

3.1. Nontransferability of Option. The Option may not be transferred by the Optionee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, during the Optionee’s lifetime the Option is exercisable only by the Optionee or the Optionee’s Legal Representative. Except to the extent permitted by the second preceding sentence, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation. The Optionee hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3. Withholding Taxes. (a) As a condition precedent to the delivery of Common Stock upon exercise of the Option, the Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If the Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Optionee.

(b) The Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2) - (5). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Optionee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

3.4. Tax Reporting and Payment Liability. The Company will assess its Required Tax Payments’ withholding and reporting requirements, in connection with the Option, including the grant, vesting or exercise of the Option or sale of shares acquired pursuant to such exercise. These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions with respect to Required Tax Payments, the Optionee hereby acknowledges and agrees that the ultimate liability for any and all Required Tax Payments is and remains his or her responsibility and liability and that the Company (i) makes no representations nor undertakings regarding treatment of any Required Tax Payments in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option and the subsequent sale of shares acquired pursuant to such exercise; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability regarding Required Tax Payments.

3.5. Adjustment. In the event of any Common Stock split, reverse Common Stock split, Common Stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Committee without an increase in the aggregate purchase price. If any adjustment would result in a fractional security being subject to the Option, the Company shall pay the Optionee, in connection with the first exercise of the Option occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of the Option. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or delivery of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be delivered, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.7. Delivery of Certificates. Upon the exercise of the Option, in whole or in part, the Company shall deliver or cause to be delivered, subject to the conditions of this Article 3, one or more certificates representing the number of shares purchased against full payment therefore. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 3.3. Alternatively, in the Company’s sole discretion, the Company may transfer title or ownership of shares acquired upon exercise of the Option under the Company’s procedures through its transfer agent.

3.8. Option Confers No Rights as Common Stockholder. The Optionee shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option until purchased and title or ownership of shares has been transferred to the Optionee under the Company’s procedures through its transfer agent. The Optionee shall not be considered a Common Stockholder of the Company with respect to any such shares not so purchased.

3.9. Acknowledgement and Waiver. By executing the Award Notice and accepting the grant of the Option evidenced by the Award Notice and this Agreement, the Optionee acknowledges that: (i) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of

Options even if Options have been granted repeatedly in the past; (ii) all decisions with respect to any such future grants will be at the sole discretion of the Company; (iii) the Optionee’s receipt of the Option shall not create a right to further employment with the Company and shall not interfere with the ability of the Company to terminate the Optionee’s employment relationship at any time with or without cause; (iv) the Option is not part of normal or expected compensation or salary for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (v) the future value of the underlying shares is unknown and cannot be predicted with certainty; (vi) if the Optionee exercises his or her Option and obtains shares, the value of those shares acquired upon exercise may increase or decrease in value, even below the option price; (vii) if the underlying shares do not increase in value, the Option will have no value; and (x) no claim or entitlement to compensation or damages arises from termination of the Options or diminution in value of the Option or shares of Common Stock purchased through exercise of the Option and the Optionee irrevocably releases the Company and its Affiliates from any such claim that may arise.

3.10. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or the Committee regarding this Agreement shall be final, binding and conclusive.

3.11. Company to Reserve Shares. The Company shall at all times prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock subject to the Option from time to time.

4. Miscellaneous Provisions.

4.1. Employment Letter. In the event of a conflict between the provisions of this Agreement and the provisions of the employment letter entered into by the Optionee and the Company on March 17, 2005 (the “Employment Letter”), the Employment Letter shall control.

4.2. Designation as Non-Statutory Common Stock Option. The Option is hereby designated as not constituting an Incentive Common Stock Option. This Agreement shall be interpreted and treated consistently with such designation.

4.3. Meaning of Certain Terms. (a) As used herein, employment by the Company shall include employment by a subsidiary of the Company.

(b) As used herein, the following terms shall have the meanings set forth below:

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean the occurrence, failure to cause the occurrence or failure to cure after the occurrence (when a cure is permitted), as the case may be, of any of the following circumstances after the Optionee’s receipt of written notification from the General Counsel which includes a detailed description of the claimed circumstance: (i) the Optionee’s embezzlement, misappropriation of corporate funds, or the Optionee’s material acts of dishonesty; (ii) the Optionee’s commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendre to any felony or misdemeanor involving moral turpitude; (iii) the Optionee’s engagement, without a reasonable belief that his action was in the best interests of the Company, in any activity that could harm the business or reputation of the Company in a material manner; (iv) the Optionee’s willful failure to adhere to the Company’s material corporate codes, policies or procedures that have been communicated to him; (v) the Optionee’s material breach of any provision of the Managing Director Agreement or the Employment Letter, as defined in Section 4.1; or (vi) the Optionee’s violation of any statutory or common law duty or obligation to the Company, including, without limitation, the duty of loyalty, provided, however, that in the case of subsections (iii), (iv), (v) and (vi), the Company shall provide the Optionee with the opportunity to cure any Cause event during the 15-day period after his receipt of written notice describing the Cause event, provided, however, that a Cause event shall be considered to be cured only if all adverse consequences of the Cause event have been fully remedied.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Disability” shall mean the inability of the Optionee to perform substantially his duties and responsibilities for a continuous period of at least six months, as determined solely by the Committee.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the last sale price of a share of Common Stock as reported on the New York Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transactions on such date, on the next preceding date for which a transaction was reported; provided, however, that if the Common Stock is not traded on the New York Stock Exchange, Fair Market Value may be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate.

“Good Reason” shall mean the occurrence or failure to cause the occurrence, as the case may be, without the Optionee’s express written consent, of any of the following circumstances for more than 15 days after receipt by the General Counsel of the Company of the Optionee’s written notification and description of the claimed circumstance: (i) any adverse change in the Optionee’s then positions, titles or reporting obligations, or a material diminution of the Optionee’s duties, responsibilities or authority (including, without limitation, a failure to elect the Optionee, or nominate the Optionee for re-election, to the Board) or the assignment to the Optionee of duties or responsibilities that are materially adversely inconsistent with the Optionee’s position, (ii) a relocation of the Company’s principal executive office to any location outside the continental United States or a relocation of the Optionee’s office away from the Company’s principal executive office, (iii) any material breach by the Company of any provision of the Employment Letter or the Managing Director Agreement or Special Termination Agreement, or (iv) the failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume in a writing delivered to the Optionee upon the successor becoming such, the obligations of the Company under the Employment Letter, provided, however, that this clause shall not apply if the transaction results in the successor becoming legally required to fulfill the obligations of the Company under the Employment Letter, whether by operation of law or otherwise.

“Legal Representative” shall include an executor, administrator, legal representative, guardian or similar person.

“Managing Director Agreement” shall mean the Managing Director Agreement entered into by the Optionee and the Company on March 17, 2005.

“Mature Shares” shall mean previously-acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

“Permitted Transferee” shall include any transferee designated as the Optionee’s beneficiary in the event of the Optionee’s death pursuant to beneficiary designation procedures approved by the Company.

“Retirement” shall mean the date as of which the Optionee’s age and service with the Company and its affiliates equals or exceed 70 years (using whole years and full calendar months).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Special Termination Agreement” shall mean the special termination agreement entered into by the Optionee and the Company on March 17, 2005.

“Subsidiary” shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Section 424(f) of the Code.

“Tax Date” shall mean the date the obligation to withhold or pay taxes arises in connection with the Option.

4.4. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement.

4.5. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, (a) with respect to any exercise notices or administrative notices, to BearingPoint, Inc., c/o Morgan Stanley, Stock Plan Administration, Harborside Financial Center, Plaza Three, 1st Floor, Jersey City, NJ 07311, and (b) with respect to all other notices, to BearingPoint, Inc., c/o General Counsel, 1676 International Drive, McLean, VA 22101, and if to the Optionee, to the last known mailing address of the Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.6. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Virginia and construed in accordance therewith without giving effect to principles of conflicts of laws.